UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): June 22, 2016

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The following information is furnished pursuant to Regulation FD.

Emerson 3-Month Orders Growth
(Percentage change versus prior year; trailing 3-month averages, excluding acquisitions and divestitures, including currency translation)

	March '16	April '16	May '16
Process Management	-10 to -5	-10 to -5	-15
Industrial Automation	-15 to -10	-10 to -5	-10 to -5
Network Power	10 to 15	10 to 15	5 to 10
Climate Technologies	5	-5 to 0	-5 to 0
Commercial & Residential Solutions	-5 to 0	0 to 5	0 to 5
Total Emerson	-5 to 0	-5 to 0	-5

May 2016 Orders Comments

Trailing three-month orders decreased 5 percent as monthly orders continue to reflect reduced levels of operational and capital spending by global oil and gas customers as well as persistently lower general industrial capital spending. Underlying orders, which exclude a negligible impact from currency translation, were down 6 percent. Favorable market conditions contributed to growth in both the Network Power and Commercial & Residential Solutions segments. The Process Management and Industrial Automation segments declined, reflecting difficult market conditions from depressed spending levels, while the Climate Technologies segment was down slightly as a result of unfavorable weather patterns in the United States. Considering recent order trends and expectations for the remainder of the fiscal year, the Company expects to increase restructuring expenses to approximately $90-100 million for fiscal 2016 as compared to the previously communicated target of $70-80 million. This increase is consistent with commentary from the Company's February investor conference regarding the possibility of additional restructuring in the second half of fiscal 2016 if order trends did not improve in line with expectations at the time of the presentation.

Process Management orders reflected the ongoing impact of low oil prices as global energy customers continue to curtail spending levels in a difficult environment. Underlying orders were down in all regions except Europe, which continues to show signs of modest improvement particularly in the power, chemical and life sciences markets. North American markets remain under pressure from reduced levels of both operational and capital spending by oil and gas customers. Overall trends remain consistent with downstream investments in power and chemical providing opportunities across multiple regions, as well as continued investment in life sciences markets. Currency translation added 1 percentage point.

Industrial Automation orders were down, reflecting continued weakness in industrial spending and upstream oil and gas markets. The power generating alternators and electrical distribution businesses continue to apply downward pressure on the segment as a result of their exposure to oil and gas end markets. Overall, underlying orders were down as solid growth in the materials joining business was more than offset by decreases in all other businesses. Currency translation added 1 percentage point.

Network Power orders increased as demand for data center infrastructure and telecommunications investment continues to improve. Data center activity was solid across all regions while telecommunications spending was driven by favorable conditions in North America and China. All regions reported underlying orders growth. The impact from currency translation was negligible.

Climate Technologies orders decreased slightly as cooler weather conditions in the United States resulted in lower order rates. Modest growth in Europe was more than offset by decreases in Asia and North America. The impact from currency translation was negligible.

Commercial & Residential Solutions orders increased slightly as conditions in United States construction end markets remain favorable. Underlying growth in food waste disposers and professional tools more than offset declines in the wet/dry vacuums and storage businesses. The impact from currency translation was negligible.

Forward-Looking and Cautionary Statements

Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	June 22, 2016	By:	/s/ John G. Shively
John G. Shively Vice President and Assistant Secretary